UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: December 14, 2007
(Date of earliest event reported)

CAVALIER HOMES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9792 (Commission File Number)	63-0949734 (IRS Employer Identification No.)

32 Wilson Boulevard 100 Addison, Alabama (Address of Principal Executive Offices)	35540 (Zip Code)

(256) 747-9800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 17, 2007, Cavalier Homes, Inc. (the “Company”) issued a press release announcing it will idle its home manufacturing facility in Winfield, Alabama. A copy of the Company’s press release is attached to this Form 8-K as Exhibit 99.1.

On December 14, 2007, the Company announced to its workforce in Winfield, Alabama that it will idle its home manufacturing facility located there. This action is a result of the Company’s ongoing review of its overall capacity in light of continuing market challenges in its HUD-code home manufacturing business. The Company will offer Winfield's production personnel transfers to its plant in nearby Hamilton. Production at Winfield is expected to stop in December 2007 with personnel resuming work at the Hamilton plant in early January 2008. However, shipments of completed units from finished goods inventory is expected to continue through February or March 2008. As a result of this action, the Company expects to record total restructuring charges of approximately $35,000 in the fourth quarter ending December 31, 2007, representing one-time termination benefits that will be paid in cash over the next two to three months.

Item 2.06 Material Impairments.

As noted above, the Company issued a press release on December 17, 2007 that it will idle its home manufacturing facility in Winfield, Alabama. In addition to the restructuring charges described in item 2.05, the Company also expects to record a non-cash impairment charge of up to $465,000 related to buildings, machinery and equipment that will not be utilized at its Hamilton facility. An appraisal of the real property is being completed. Therefore, the amount of the impairment charge is subject to change pending completion of the appraisal.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Text of Press Release dated December 17, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAVALIER HOMES, INC. (Registrant)
Date: December 20, 2007	By:	/s/ Michael R. Murphy
Michael R. Murphy Chief Financial Officer

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